UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Valero Energy Corporation
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VALERO ENERGY CORPORATION

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2012 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, May 3, 2012, at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:

1.	elect directors;

2.	ratify appointment of KPMG LLP as independent auditor;

3.	approve the 2011 compensation of the named executive officers;

4.	vote on a stockholder proposal entitled, “Disclosure of Political Contributions”;

5.	vote on a stockholder proposal entitled, “Report on Steps Taken to Reduce Risk of Accidents”; and

6.	transact any other business properly brought before the meeting.

By order of the Board of Directors,

Jay D. Browning
Senior Vice President-Corporate Law and Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2012

VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 3, 2012 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 23, 2012. On this date, you will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 5, 2012 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 552,527,435 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

Voting in Person at the Meeting, Revocability of Proxies
If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the stockholder “of record” and you have the right to vote the shares in person at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Broker Non-Votes
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of KPMG LLP as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1, 3, 4, and 5 are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes is expected to occur on these proposals.

Solicitation of Proxies
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $15,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. During 2011, our Board held six meetings and the standing Board committees held 16 meetings in the aggregate. No member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2011 annual meeting.

INDEPENDENT DIRECTORS
The Board presently has one member from our management, William R. Klesse (our Chief Executive Officer), and 11 non-management directors, 10 of whom served on the Board during 2011. The Board determined that each of the non-management directors who served at any time during 2011 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were Ronald K. Calgaard, Jerry D. Choate, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek, Susan Kaufman Purcell, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. Philip J. Pfeiffer was elected to the Board on February 23, 2012. As a member of management, Mr. Klesse is not an independent director under the NYSE’s listing standards.

The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in regulations of the SEC.

Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with Valero. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by Valero to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

•
consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
Valero had these standing committees of the Board in 2011.

•	Audit Committee,

•	Compensation Committee,

•	Executive Committee, and

•	Nominating/Governance and Public Policy Committee.
Committee charters are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. Members of the Audit Committee in 2011 were Ruben M. Escobedo (Chairman), Ronald K. Calgaard, Susan Kaufman Purcell, Stephen M. Waters, and Randall J. Weisenburger. The Audit Committee met six times in 2011. The “Report of the Audit Committee for Fiscal Year 2011” appears in this proxy statement following the disclosures related to Proposal No. 2.

The Board has determined that Ruben M. Escobedo is an “audit committee financial expert” (as defined by the SEC) and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Escobedo’s experience, see “Proposal No. 1 Election of Directors – Information Concerning Nominees and Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity compensation plans and incentive bonus plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.

During 2011, members of the Compensation Committee were Bob Marbut (Chairman), Jerry D. Choate, Donald L. Nickles, Robert A. Profusek, and Rayford Wilkins, Jr. In 2011, the Compensation Committee met formally seven times and conferred on numerous other times. The “Compensation Committee Report” for fiscal year 2011 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating/Governance and Public Policy Committee
The Nominating/Governance and Public Policy Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The committee also (i) assists the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance, and (ii) considers and makes recommendations for our strategies relating to corporate responsibility, contributions, and reputation management. During 2011, the members of the Nominating/Governance Committee were Jerry D. Choate (Chairman), Ronald K. Calgaard, Donald L. Nickles, Robert A. Profusek, and Rayford Wilkins, Jr. The committee met three times in 2011.

The Nominating/Governance and Public Policy Committee recommended to the Board each presently serving director of Valero as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and Board committee assignments.

Executive Committee
The Executive Committee exercises the Board’s authority during intervals between meetings of the Board. With limited exceptions specified in our bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee are William R. Klesse (Chairman), Jerry D. Choate, Ruben M. Escobedo, and Bob Marbut. The committee did not meet in 2011.

SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates
The Nominating/Governance and Public Policy Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of her or his duties, taking into consideration the candidate’s service on other public company boards; and

•
skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other relevant expertise.

The Committee also considers diversity concepts such as race, gender, and national origin, as well as the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

Following these procedures, the Committee identified, interviewed, and recommended to the Board that Philip J. Pfeiffer be elected as a director. Mr. Pfeiffer was elected as a director at the meeting of the Board held on February 23, 2012.

LEADERSHIP STRUCTURE OF THE BOARD
As prescribed by our bylaws, the Chairman of the Board has the power to preside at all meetings of the Board. William R. Klesse, our Chief Executive Officer, serves as the Chairman of our Board of Directors. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005 to 2007.

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Klesse’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairpersons; and

•	determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.
Our Board structure also fosters strong oversight by independent directors. Mr. Klesse is the only member of management (past or present) who serves on the Board, and all of our other directors are fully independent. Each of the Board’s committees (except for the Executive Committee, which meets infrequently) is chaired by an independent director.

LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board selected Robert A. Profusek to serve as Lead Director during 2012. He also served as Lead Director during 2010 and 2011.

The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.

One of the Audit Committee’s responsibilities is to discuss with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies material business risks for Valero and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. Our Nominating/Governance and Public Policy Committee reviews our policies and performance in areas of employee and contractor safety, environmental compliance, and legal matters generally.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
At last year’s annual meeting, the Board recommended and the stockholders approved an amendment to our Restated Certificate of Incorporation to eliminate the formerly classified structure of our Board. Accordingly, all of Valero’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2013 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 will be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. With respect to each nominee, votes “cast” exclude abstentions.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS
Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Nominees	Executive Officer or Director Since [1]	Age as of 12/31/11
Ronald K. Calgaard, Director	1996	74
Jerry D. Choate, Director	1999	73
Ruben M. Escobedo, Director	1994	74
William R. Klesse, Chairman of the Board, Chief Executive Officer, and President	2001	65
Bob Marbut, Director	2001	76
Donald L. Nickles, Director	2005	63
Philip J. Pfeiffer, Director	2012	64
Robert A. Profusek, Director	2005	61
Susan Kaufman Purcell, Director	1994	69
Stephen M. Waters, Director	2008	65
Randall J. Weisenburger, Director	2011	53
Rayford Wilkins, Jr., Director	2011	60

1 The reported service dates include, when applicable, service on the board of Valero’s former parent prior to Valero’s separation from that company in 1997.
Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc., an investment management firm, from 2000 to February 2006. He served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He also served as director of The Trust Company, N.A. until 2011, and served as its Chairman from June 1999 until January 2000. Dr. Calgaard has served as a director of Valero or its former parent company since 1996. His pertinent experience, qualifications, attributes, and skills include a Ph.D in economics, financial literacy and expertise gained through his experience with an investment management firm, managerial experience attained through his service as Chief Executive Officer of an investment management firm and as President of Trinity University, and the knowledge and experience he has attained through his service on Valero’s Board and on other public company boards.
Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since 1995. He previously served as a director of H&R Block, Inc. from 2006 to 2007 and as a director of Amgen, Inc. from 1998 to 2011. Mr. Choate also serves as a director of Van Kampen Mutual Funds. He has served on Valero’s Board since 1999. Mr. Choate’s pertinent experience, qualifications, attributes, and skills include financial literacy and managerial experience attained through his service as Chief Executive Officer and Chairman of Allstate Corporation, the knowledge and experience he has attained through service on the board of other public companies, and the knowledge and experience he has attained through his service on Valero’s Board since 1999.
Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. He has served as a director of Valero or its former parent company since 1994. Mr. Escobedo’s pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA), managerial experience attained from serving as chief executive of his own accounting firm, the knowledge and experience he has attained from service on another public company board, and the knowledge and experience he has attained from his service on Valero’s Board since 1994.

Mr. Klesse is Valero’s Chairman of the Board, Chief Executive Officer, and President. He was elected Chairman in January 2007, and was elected President in January 2008. He previously served as Valero’s Chief Executive Officer and Vice Chairman of the Board since the end of 2005. He served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President-Refining and Commercial Operations since Valero’s acquisition of Ultramar Diamond Shamrock Corporation (UDS) in 2001. Mr. Klesse’s pertinent experience, qualifications, attributes, and skills include his experience in virtually every aspect of the refining industry during his 43 years of service with UDS and Valero, and the knowledge and experience he has attained through his service on Valero’s Board since 2005 (and as its Chairman since 2007).
Mr. Marbut was a director and Chairman of RISCO U.S. from 2010 until 2011 and, from 2004 through March 2010, was Executive Chairman of Electronics Line 3000 Ltd., a provider of wireless security and remote management solutions that was acquired by RISCO Ltd. in March 2010. He is a director of Tupperware Brands Corporation. Mr. Marbut was founder, a director, and Chief Executive Officer of SecTecGLOBAL, Inc. from 2002 through 2006 and co-founder, a director and Chief Executive Officer of Argyle Security, Inc. from 2005 until January 2010. He was also founder, Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc. from 1997 through 2000, Chairman through 2002, and a director through July 2009. He continues to be Chairman and CEO of Argyle Communications, Inc., a professional services company he founded in 1991. He served as a director of UDS from 1990 until 2001, and has served as a director of Valero since 2001. Mr. Marbut’s pertinent experience, qualifications, attributes, and skills include managerial experience from serving as chief executive officer and/or chairman of five public companies and four private companies, experience from service on numerous other public company boards, and knowledge and experience attained through his service on the UDS or Valero boards since 1990.
Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Directors of Chesapeake Energy Corporation and Washington Mutual Investors Fund. He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include extensive political, legislative and regulatory knowledge and expertise attained through his 24 years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Mr. Pfeiffer is Of Counsel in the San Antonio, Texas office of Fulbright & Jaworski L.L.P., where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 40-year career with the firm, Mr. Pfeiffer assisted employers in management-union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation. He is a state-qualified mediator in Texas, serving as a mediator in employment and civil rights cases, including class actions. He has a long and distinguished record of community involvement serving on the boards of many non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, Southwest Research Institute, San Antonio Medical Foundation, Texas Research and Technology Foundation, Christus Children’s Hospital Foundation, and the Alamo Area Council of Boy Scouts of America. Mr. Pfeiffer’s pertinent experience, qualifications, attributes, and skills include legal expertise in legal matters, including labor and employment issues, leadership and management skills attained while acting as Partner-in-Charge of a law office, and serving as chairman, director, or trustee of numerous non-profit organizations.

Mr. Profusek is a partner, and heads the mergers and acquisitions department, of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters. Mr. Profusek is also a director of CTS Corporation. He served as a director of the managing general partner of Valero L.P. (now known as “NuStar Energy L.P.”) from 2001-2005. He has served as a director of Valero since 2005. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day, one of the world’s largest law firms; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of two other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S.-Latin America relations. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. Dr. Purcell has been a director of Valero or its former parent company since 1994. Her pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, and the Americas Society; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board since 1994.
Mr. Waters has been the managing partner of Compass Advisers LLP and its predecessor partnership since 1996 and the Chief Executive of Compass Partners European Equity Fund since 2005. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of the firm’s worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980 and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings. He has served as Chairman of the Advisory Board of the Boston University School of Public Health and Chairman of the United States Naval Institute. He has been a director of Valero since 2008. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Advisers; and the knowledge and experience he has attained through his service on other public company boards.
Mr. Weisenburger has served as Omnicom Group Inc.’s Executive Vice President and Chief Financial Officer since joining that company in 1998. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. While at Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival PLC, and he is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania. Mr. Weisenburger has served on Valero’s Board since 2011. His pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on other public company boards.

Mr. Wilkins serves as CEO of Diversified Businesses of AT&T, where he has been responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He recently announced his retirement from AT&T effective March 30, 2012. Mr. Wilkins has held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the board of América Móvil, and is on the boards of The Tiger Woods Foundation, the National Urban League, and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. Mr. Wilkins has served on Valero’s Board since 2011. His pertinent experience, qualifications, attributes, and skills include managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on other public company boards.

For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Compensation of Directors,” and “Certain Relationships and Related Transactions” elsewhere in this proxy statement.

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers. There is no arrangement or understanding between any executive officer listed below or any other person pursuant to which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/11
William R. Klesse, Chief Executive Officer and President	2001	65
Jean Bernier, Executive Vice President-Corporate Communications, Information Services and Supply Chain Management	2010	55
Kimberly S. Bowers, Executive Vice President and General Counsel	2003	47
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	54
S. Eugene Edwards, Executive Vice President and Chief Development Officer	1998	55
Joseph W. Gorder, Executive Vice President and Chief Commercial Officer	2003	54
Mr. Klesse. (Mr. Klesse’s biographical information is stated above under the caption “Information Concerning Nominees and Directors”).
Mr. Bernier was elected Executive Vice President of Valero on November 3, 2010, and has remained, since 1999, as President of Ultramar Ltd., a subsidiary of Valero engaged in the refining, distribution and marketing of petroleum products in Eastern Canada. Mr. Bernier joined Ultramar Ltd. in 1996 as Director, Motorist Development, and was elected Vice President, Retail Operations in 1998. Prior to joining Ultramar Ltd., Mr. Bernier served in a variety of senior management positions at Provigo, Inc. Mr. Bernier has announced his retirement effective March 31, 2012.
Ms. Bowers was elected Executive Vice President and General Counsel in October 2008. She previously served as Senior Vice President and General Counsel of the Company since April 2006. Before that, she was Valero’s Vice President - Legal Services from 2003 to 2006. Ms. Bowers joined Valero’s legal department in 1997. Ms. Bowers was elected to the board of directors of WPX Energy, Inc. on December 30, 2011.
Mr. Ciskowski was elected Executive Vice President and Chief Financial Officer in August 2003. Before that, he served as Executive Vice President - Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
Mr. Edwards was elected Executive Vice President and Chief Development Officer in January 2011. He previously served as Executive Vice President - Corporate Development and Strategic Planning beginning in December 2005. Starting in 2001, he served as Senior Vice President with responsibilities for product supply, trading, and wholesale marketing. He has held several positions in the company with responsibility for planning and economics, business development, risk management, and marketing.
Mr. Gorder was elected Executive Vice President and Chief Commercial Officer in January 2011. He is based in London where he heads our European operations. He previously served as Executive Vice President - Marketing and Supply beginning in December 2005. Starting in August 2003, he served as Senior Vice President - Corporate Development. Prior to that he held several positions with Valero and UDS with responsibilities for corporate development and marketing.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2012, regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Kimberly S. Bowers	108,829	143,259	252,088	0.05%
Ronald K. Calgaard	40,757	3,000	43,757	*
Jerry D. Choate	69,273	29,000	98,273	*
Michael S. Ciskowski	269,469	372,892	642,361	0.12%
S. Eugene Edwards	81,854	116,152	198,006	0.04%
Ruben M. Escobedo	32,454	—	32,454	*
Joseph W. Gorder	119,946	130,509	250,455	0.05%
William R. Klesse	908,668	1,079,934	1,988,602	0.36%
Bob Marbut	72,423	29,000	101,423	*
Donald L. Nickles	22,481	11,000	33,481	*
Philip J. Pfeiffer	800	—	800	*
Robert A. Profusek	22,342	11,000	33,342	*
Susan Kaufman Purcell	21,095	3,000	24,095	*
Stephen M. Waters	21,438	10,000	31,438	*
Randall J. Weisenburger	11,919	—	11,919	*
Rayford Wilkins, Jr.	11,402	—	11,402	*
Directors and executive officers as a group (17 persons)	1,867,375	2,033,153	3,900,528	*

*	Indicates that the percentage of beneficial ownership of the directors, nominees, and by all directors and executive officers as a group does not exceed 1% of the class.

(1)
Includes shares allocated under the Thrift Plan through January 31, 2012, and shares of restricted stock. Restricted stock may not be sold or transferred until vested. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)
Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2012. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Common Stock as of February 1, 2012. The information is based solely upon reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York NY 10022	44,805,248	(1)	8.0%

(1)
BlackRock, Inc. filed with the SEC an amended Schedule 13G on February 10, 2012, reporting that it or certain of its affiliates beneficially owned in the aggregate 44,805,248 shares, for which it had sole voting power and sole dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed in 2011.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider both the annual incentive bonus plan for management as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;

•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings; and

•
our compensation-related policies, including the executive compensation “clawback” policy and stock retention guidelines (discussed below under the caption “Compensation Discussion and Analysis - Compensation Related Policies”).

COMPENSATION CONSULTANT DISCLOSURES
The Compensation Committee retained Pay Governance LLC and Exequity LLP as independent compensa-tion consultants in 2011. In their roles as advisors to the Compensation Committee, Pay Governance and Exequity were retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firms. In 2011, Pay Governance and Exequity provided the Committee with objective and expert analyses, independent advice, and information with respect to executive and director compensation. For 2011 executive and director compensation services rendered to the Committee, Pay Governance and Exequity earned professional fees of $414,927 and $70,186, respectively. Pay Governance and Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero in 2011.

During 2011, the consultants’ executive and director compensation consulting services included:

•	assistance with the determination of appropriate peer and comparator companies for bench-marking executive pay and monitoring Valero’s performance;

•	assistance with the determination of our overall executive compensation philosophy in light of Valero’s business strategy and market considerations;

•	competitive pay assessment of target and actual total direct compensation for executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	competitive pay assessment of director compensation;

•	assessment of, and recommendation of enhancements to, our annual incentive bonus program with respect to both financial and operational performance metrics;

•
assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including the appropriate mix of equity incentive vehicles, performance measures and measurement techniques, and determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	updates on trends and developments in executive compensation, new regulatory issues, and best practices; and

•	assistance with proxy statement disclosures.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Bob Marbut, Chairman
Jerry D. Choate
Donald L. Nickles
Robert A. Profusek
Rayford Wilkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
VALERO’S 2011 ACCOMPLISHMENTS
The following are highlights of Valero’s important operational and strategic achievements in 2011.

•	We increased our earnings per share (EPS) to $3.68 in 2011 from $0.57 in 2010.

•	We tripled our regular quarterly cash dividend from $0.05 per share to $0.15 per share.

•	Our retail and ethanol business segments had record earnings in 2011.

•	We continued to maintain our investment-grade credit rating.

•	We significantly exceeded our $100 million cost savings goal.

•	We acquired the Pembroke refinery in Wales and its related marketing and logistics operations in the United Kingdom and Ireland.

•	We acquired the Meraux, Louisiana refinery.

•	We acquired two product terminals in Louisville and Lexington, Kentucky and a minority interest in their pipeline systems.

•	We significantly exceeded our overall health, safety, and environmental target.

•	We continued on-target for the completion of significant expansion and construction projects throughout our refining system.

TIGHT LINK BETWEEN PERFORMANCE AND EXECUTIVE PAY
The compensation opportunities of our executives are intimately tied to the performance of Valero. Our pay-for-performance philosophy is supported by the following elements of our 2011 executive compensation program.

•
The majority of our named executive officers’ (as used in this proxy statement, our “named executive officers” are the five executives listed in the Summary Compensation Table) total targeted pay in 2011 was composed of incentives tied to company performance.

•	Our annual bonus goals included challenging requirements across an array of financial, strategic, and operating objectives. The 2011 objectives included EPS, return on investment (measured on a relative basis against our peers’ performance), mechanical availability, cost management, and pre-established goals relating to health, safety, and environmental concerns. Our annual incentive bonus program is discussed below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation - Annual Incentive Bonus.”

•
These annual bonus goals are primarily measured on an absolute basis, requiring performance that exceeds goals established in the first quarter of the year. By balancing these absolute goals with the relative total shareholder return (TSR) requirements under our performance share incentives, we motivate a dual focus on both Valero’s performance versus our operating plan and Valero’s performance compared to our peers.

•
In 2011, our long-term incentives represented the single largest component of our named executive officers’ targeted pay, ranging from 60 percent of total targeted pay for our EVPs to 69 percent of total targeted pay for our CEO.

•	All long-term incentives awarded in 2011 are aligned with stock price performance, linking executives’ pay directly with the creation of stockholder value.

•
Fifty percent of the total shares and over fifty percent of the total targeted value of the long-term incentives granted to our named executive officers in 2011 was composed of performance shares. These awards require that Valero’s TSR exceed the median TSR of the peers in order to reach or exceed targeted levels. As such, our executives are accountable for exceeding the performance of the peer companies. Our performance share awards are described below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation – Long-Term Incentive Awards – Performance Shares.”

•	Stock options further drive our pay-for-performance culture, since no value can be realized by an executive unless our stock price rises.

•
Restricted stock awards were also a component of the long-term incentive portfolio in 2011. These awards motivate both the creation of stockholder value through stock price gains and the retention of critical talent.

ADOPTION OF BEST PRACTICES
Valero takes pride in maintaining executive pay arrangements that are commonly recognized as “best practices” within the executive compensation arena. Our executive pay program includes these leading practices.

•	The majority of the targeted value of our named executive officers’ pay is contingent on Valero’s performance.

•	We employ multiple performance metrics to motivate achievements that are complementary of one another and that contribute to the long-term creation of stockholder value.

•
Executive incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We impose maximum payout ceilings on both our annual bonus opportunities and our performance shares.

•	Dividends are not paid on unvested performance shares.

•	We benchmark our executives’ pay against a peer group of companies within our industry that have median revenues that are similar to Valero’s.

•	We have adopted a policy against the implementation of new change-in-control arrangements that contain gross-ups for potential parachute excise taxes.

•	All long-term incentives granted in 2011 have a “double trigger” vesting provision, such that a change-in-control transaction alone will not cause immediate vesting of the awards.

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

•	Our executives are subject to share ownership guidelines that meet or exceed median market practices.

•	Our directors are also subject to above-market share ownership guidelines.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

•	Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC, as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of independent executive compensation consultants who provide services directly to the Committee.

•	In 2011 we engaged in a comprehensive initiative to open dialogue with our stockholders with respect to our executive pay design and practices.

•	We adopted an annual policy for say-on-pay vote as recommended by our stockholders.

•	We declassified our board of directors.

•	We adopted a political contributions disclosure policy.

•	We adopted a compensation consultant disclosure policy.

•	We cancelled our “poison pill” stockholder rights plan.

ROBUST DIALOGUE WITH STOCKHOLDERS ON EXECUTIVE PAY
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. During the past year, Valero’s senior management team actively reached out to institutional stockholders that were either one of our 10 largest stockholders or were large stockholders that did not support our say-on-pay recom-mendation during the 2011 proxy season.

Our stockholder outreach efforts were constructive and provided management with insight on executive compensation issues that were important to our stockholders and created an opportunity for ongoing communication. The discussions also provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed.

RECENT CHANGES TO EXECUTIVE PAY ARRANGEMENTS AND PRACTICES
We continue to evaluate the effectiveness and appropriateness of our executive pay programs. This evaluation process, together with the feedback we have received from stockholders, has prompted a thorough review of all of our executive pay arrangements.

This ongoing review process led the Compensation Committee to approve the following changes in our executive pay arrangements:

•	adoption of challenging share ownership guidelines for both executives and directors;

•	a commitment to exclude parachute excise tax gross-up protections in new executive pay arrangements;

•	incorporation of change-of-control “double trigger” vesting provisions for all long-term incentive awards;

•	incorporation in our stockholder-approved long-term incentive program of a prohibition against repricing options without stockholder approval;

•	adoption of a clawback policy;

•	a comprehensive stockholder outreach program to solicit the input of our stockholders on our executive pay programs and policies;

•	elimination of a feature in the 2011 performance share awards that would have permitted the carry forward of performance shares that do not earn shares of common stock in a given performance period.

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS AND OVERVIEW
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee comprises five independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Information Regarding the Board of Directors – Committees of the Board – Compensation Committee.” In 2011, the Compensation Committee retained Pay Governance LLC and Exequity LLP as independent compensation consultants for executive and director compensation matters. The nature and scope of the consultants’ services are described above under the caption “Compensation Consultant Disclosures.”

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation that mirrors the relative results of Valero as measured by both internal and external metrics; and

•	to attract and retain the best executive talent in our industry.

We expect superior performance from our executives; to motivate this caliber of talent, we target above-market pay opportunities that are tied to Valero’s performance. We believe that an executive’s earn-out of his or her full compensation opportunities should be contingent on achieving performance results that exceed pre-established goals and outperform our industry peers.

Benchmarking Data
The Compensation Committee uses several sources of compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term incentive compensation. The Compensation Comparator Group and Towers Watson Compensation Data Bank (further described below) are used to benchmark compensation for our named executive officers. These references are sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group
The Compensation Comparator Group comprises the following companies from the U.S. domestic oil and gas industry:

BP PLC	Marathon Oil Corporation
Chevron Corporation	Murphy Oil Corporation
ConocoPhillips	Occidental Petroleum Corporation
Exxon Mobil Corporation	Shell Oil Company (USA)
Hess Corporation	Sunoco, Inc.
Koch Industries, Inc.	Tesoro Corporation
We believe that the Compensation Comparator Group is relevant to our business because each member of the group had significant downstream refining and marketing operations within its overall business. We compete with these companies for talent at every level from entry-level employees to senior executives. Understanding this group’s compensation programs and levels is vitally important in order to remain competitive in this market for employees. We believe that given the size and complexity of our business, Valero employees at all levels would be qualified candidates for similar jobs at any one of the companies included in this group.

Towers Watson Compensation Data Bank
The Towers Watson Compensation Data Bank (“Data Bank”) includes over 800 companies operating in several industries. Use of the Data Bank enables Valero to compare its executive base salary compensation to that of other companies from many industries having similar revenues and market capitalization. We believe that the Data Bank represents an appropriate benchmark for our executive base salaries because we compete across all industry lines for executive talent. We believe that many of the skills required for a successful management team (e.g., business acumen, leadership, integrity) transcend the refining industry. The Data Bank provides a guide for Valero to assess how its executive base salaries compare with the salaries of a wide range of other businesses.

Use of Benchmarking Data
Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the compensation survey data with assistance from Pay Governance. Use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in the Compensation Comparator Group, the domestic oil refining and marketing industry, and general industry. See “Elements of Executive Compensation – Targets” below.

Performance Peer Groups
We also use peer groups to measure Valero’s (i) return-on-investment (ROI) metric, a component used in calculating the annual incentive bonus, and (ii) TSR metric, used in our performance shares incentive program. The companies were selected for these peer groups because they engage in U.S. domestic refining and marketing operations.

Our use of different peer groups for compensation and performance is based on the following circumstances and reasoning. While job candidacy can transcend company size, we believe that when measuring business performance, companies with a similar business models should be included. That being said, comparing the performance of Valero’s generally non-integrated operations with those of integrated oil companies results in anomalies due to the mismatch in how similar industry-specific events impact companies with these varying business models. In addition, there are relatively few companies in our business against which relevant comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

For ROI measurement in calculating the 2011 annual incentive bonus, the peer group comprised the following companies.

Alon USA Energy Inc.	Hess Corporation
Chevron Corporation	Murphy Oil Corporation
ConocoPhillips	Sunoco, Inc.
CVR Energy Inc.	Tesoro Corporation
Exxon Mobil Corporation	Western Refining Inc.
The ROI peer group included only those companies that competed in the refining and marketing industry in 2011 and had data for the entire designated measurement period. For the designated measurement period, comparable financial information was not available for Holly Corporation, Frontier Oil Corporation, their newly formed HollyFrontier Corporation, or Marathon Petroleum Corporation, and thus they were not included in the ROI peer group. In addition Marathon Oil Corporation, after its separation from Marathon Petroleum Corporation in July 2011, no longer competed in the refining and marketing industry, and thus was excluded from the peer group.

For TSR measurement applicable to the 2011 awards of performance shares (with TSR measurement periods ending in 2012 and thereafter), the peer group comprises the following entities.

Alon USA Energy Inc.	HollyFrontier Corporation
Chevron Corporation	Marathon Petroleum Corporation
CVR Energy Inc.	Tesoro Corporation
Exxon Mobil Corporation	Western Refining Inc.
Hess Corporation
For TSR measurement, the peer group includes only those companies that are expected to compete in the refining and marketing industry and have comparable, reportable data in the future performance periods. Thus, Marathon Petroleum Corporation is included in this peer group together with the newly formed HollyFrontier Corporation. ConocoPhillips, Murphy Oil Corporation, and Sunoco, Inc. announced their exit from the refining and marketing industry and were thus excluded from the TSR peer group.

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the full Board for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the non-employee directors’ independent evaluation of the Chief Executive Officer’s performance and contributions.

The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Pay Governance. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.

ELEMENTS OF EXECUTIVE COMPENSATION

General
Our executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives, including performance shares, stock options, and restricted stock;

•	medical and other insurance benefits; and

•	retirement benefits.

We chose these elements to foster the potential for both current and long-term payouts and to remain competitive in attracting and retaining executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary), delivered through the appropriate incentives, is ultimately the best way to drive total compensation among our executive officers. We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year.

Our annual incentive program rewards:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Our long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with rewards to stockholders as measured by:

•	long-term stock price performance;

•	payment of regular dividends; and

•	increased stockholders’ return-on-investment.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. In this proxy statement, the term “Total Direct Compensation” refers to the sum of an executive’s base salary, incentive bonus, and long-term incentive target awards.

The long-term incentive awards in our compensation program include performance shares, stock options, and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We believe that performance shares and stock options when issued do not accrue value to the executive officer unless and until stockholder value is created through both company performance and TSR. (No payouts have been made in respect of performance share awards in the past two vesting years because the performance criteria set at the time of the awards were not satisfied.) We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why we include awards of restricted stock in our long-term incentive program coupled with stock retention guidelines.

Targets

Our Compensation Committee targeted base salaries for our named executive officers at or near the 50th percentile of competitive survey data, as this benchmark level is important in recruiting and retaining superior executive talent. Base salaries are benchmarked on the 50th percentile of competitive survey data using regression analysis based on company size as measured by annual revenues. For base salaries in 2011, actual compensation for our Chief Executive Officer and all but one other named executive officer was either at or below the 50th percentile benchmark. The 50th percentile has been established as a desired target for our executives’ base salaries, and through the past several years the Company has been working toward that target.

We established incentive target opportunities (expressed as a percentage of base salary) for each executive position based upon the 65th percentile benchmark of the Compensation Comparator Group for the annual incentive bonus, and the 65th percentile benchmark of the Compensation Comparator Group for long-term incentives. The performance peer groups to which Valero’s business results are compared contain companies that operate in segments of the energy business – primarily exploration and production – that have traditionally provided higher returns than those available to Valero’s downstream business segment. We face unique challenges in our peer group because we are a downstream-only company. Accordingly, we believe that increasing the opportunity for a higher level of payout at the 65th percentile balances the risk-reward profile for these incentives.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements
When setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance. The Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of the total compensation opportunity at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years, although this may be taken into account in other compensation decisions. The Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

An executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on performance due to the executive’s level of at-risk pay. The following charts summarize the relative size of base salary and target incentive compensation for 2011 for our named executive officers.

Percentages of Total Target Direct Compensation

Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation

Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit's profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of performance.

Base Salaries
Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer with regard to officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.
Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero, with the level of compensation for more senior executive officers being higher than that for less senior executive officers. As such, the base salary of our Chief Executive Officer has remained fixed since 2007, while the base salaries of our other named executive officers have generally increased.

Annual Incentive Bonus
For our annual incentive bonus, the Compensation Committee sets enterprise performance measures in three segments that correspond to Valero’s business priorities. We refer to these as the Financial, Operational & Strategic, and Company measures. Each is given a proportional “weight” for measurement purposes.
Annual Incentive Bonus Plan Measures

Measurement Area		Weight	Company Achievement Score (range)	Bonus Target Earned
I.	Financial	40%	0 to 225%	0 to 90%
II.	Operational & Strategic	40%	0 to 225%	0 to 90%
III.	Company	20%	0 to 100%	0 to 20%
	Total	100%		0 to 200%
Our named executive officers can earn annual incentive bonuses based on the following factors:

•
Valero’s realization of quantitative financial performance goals (Financial Performance Measures) and operational and strategic performance measures (Operational & Strategic Performance Measures), and realization of qualitative goals and objectives of Valero (Company Goals & Objectives Performance Measures) for the year;

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus; and

•	a qualitative evaluation of the individual’s performance (only downward discretion is exercised for this factor).

The amount of the bonus ultimately paid to a named executive officer can range from 0 percent of his or her bonus target to 200 percent of the bonus target amount, depending on Valero’s achievement of certain performance objectives.

Financial Performance Measures
The Financial Performance Measures for our annual incentive bonus program are EPS and ROI. The Compensation Committee established target levels for these measures in the first quarter of 2011. We believe that these measures appropriately reflect our business planning process and corporate philosophy regarding financial performance measurement. We believe that the bonus program should measure both the quantity of earnings and the quality of earnings. The quantity of earnings is typically measured by EPS and the quality of earnings is measured by ROI, providing an indication of management’s ability to generate a reasonable rate of return on the capital investment in the business.

After completion of the fiscal year, each of the Financial Performance Measures is measured against Valero’s actual performance. For the EPS performance measure, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether our EPS exceeds or falls short of the target EPS. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether our ROI exceeds, or falls short of, the ROI 50th percentile ranking for our peer group.

For our 2011 program, the Compensation Committee set the following targets: EPS of $1.40 (continuing operations), and ROI at the 50th percentile of our ROI peer group. Valero’s 2011 EPS performance of $3.69 (continuing operations) generated an achievement score of 225 percent and, after applying the 20 percent weight for this measurement area, 45 percent of bonus target was earned. Valero’s actual ROI performance at the 50th percentile equaled an achievement score of 112.50 percent and, after applying the 20 percent weight for this measurement area, 22.50 percent of bonus target was earned.

For 2011, the components of the Financial segment of our bonus program generated a bonus target earned of 67.50 percent as shown below.

Measurement Area	Weight	Achievement Score	Bonus Target Earned
Financial:
a. EPS	20%	225.0%	45.0%
b. ROI vs. peer group	20%	112.5%	22.5%
			67.5%

Operational & Strategic Performance Measures
The Operational & Strategic Performance Measures for our annual incentive bonus program are measured against:

•	Valero’s achievements in health, safety, and environmental (“HS&E”);

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability (“MA”); and

•	Valero’s achievements in cost management and expense control (“CM&EC”).

We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational & Strategic Performance Measures is measured against Valero’s actual performance in these areas.

The Compensation Committee established target performance levels for these measures in the first quarter of 2011. For our 2011 program, the Committee set the following targets: MA at the lower half of the second quartile based on the industry standard Solomon Associates survey, and CM&EC of $100.0 million. Actual MA performance averaged between the upper half of the second quartile and lower half of the first quartile and generated an achievement score of 178.13 percent and, after applying the 13.33 percent weight for this measurement area, 23.75 percent of bonus target was earned. Valero’s actual CM&EC performance of $215.9 million generated an achievement score of 225 percent and, after applying the 13.34 percent weight for this measurement area, 30.01 percent of bonus target was earned.

With respect to HS&E metrics for 2011, the Compensation Committee established targets based on key performance indicators for occupational safety, process safety, and environmental performance. Targets were set for each of our major operating groups: refining, renewable fuels, logistics, and retail. Valero’s actual HS&E performance generated an achievement score of 185.07 percent and, after applying the 13.33 percent weight for this measurement area, 24.67 percent of bonus target was earned.

For 2011, the components of the Operational & Strategic segment generated a bonus target earned of 78.43 percent as shown below.

Measurement Area	Weight	Achievement Score	Bonus Target Earned
Operational & Strategic:
a. Health, Safety & Environmental	13.33%	185.07%	24.67%
b. Mechanical Availability	13.33%	178.13%	23.75%
c. Cost Management & Expense Control	13.34%	225.00%	30.01%
			78.43%

Company Goals & Objectives Performance Measures
Valero’s Company Goals & Objectives Performance Measures are established by the Compensation Committee in consultation with the Chief Executive Officer. Valero’s success is measured in areas such as upgrading the Company’s asset portfolio and completion of projects to further improve Valero’s competitive-ness. After completion of the fiscal year, the Company Goals & Objectives Measures are evaluated as a whole.

Based on the Compensation Committee’s assessment of Valero’s achievements in 2011, including the portfolio upgrading effort associated with the efficient execution of two refinery acquisitions, major progress on Valero’s capital projects, and improved financial performance, as well as the tripling of stockholder dividends, the Committee determined that Valero’s Company Goals & Objectives performance generated an achievement score of 100 percent and, after applying the 20 percent weight for this measurement area, 20 percent of bonus target was earned.

Measurement Area	Weight	Achievement Score	Bonus Target Earned
Company:
Goals & Objectives	20%	100%	20%

2011 Annual Incentive Bonus Awards for Named Executive Officers
In summary, Valero’s 2011 total bonus target percentage earned was 165.93 percent (representing 67.50 percent from the Financial Performance Measures segment, plus 78.43 percent from the Operational & Strategic Performance Measures segment, plus 20.00 percent from the Company Goals & Objectives Performance Measures segment). The following chart illustrates the bonus target percentages earned by each of the performance measures.

Total Incentive Bonus Target Percent Earned

The Compensation Committee did not adjust the 2011 bonus awards above or below the amounts generated by the Company performance measures. The following table summarizes how the 2011 amounts paid to our named executive officers were calculated:

	Klesse	Ciskowski	Bowers	Edwards	Gorder
Base salary	$1,500,000	$750,000	$535,000	$535,000	$535,000
Bonus target percentage	150%	110%	80%	80%	80%
Incentive bonus target amount (1)	$2,250,000	$825,000	$428,000	$428,000	$428,000
Bonus target percentage earned (2)	165.93%	165.93%	165.93%	165.93%	165.93%
Incentive bonus award (3)	$3,733,425	$1,368,923	$710,180	$710,180	$710,180
Bonus amount paid (4)	$3,733,425	$1,368,000	$710,000	$710,000	$710,000
Footnotes:

(1)	Determined by multiplying “base salary” times “bonus target percentage.”

(2)
Valero’s total bonus target percentage earned was 165.93%, representing 67.50% from the Financial Performance Measures segment, plus 78.43% from the Operational & Strategic Performance Measures segment, plus 20% from the Company Goals & Objectives Performance Measures segment.

(3)	Determined by multiplying “incentive bonus target amount” by “bonus target percentage earned.”

(4)
As disclosed in the Summary Compensation Table under the column, “Non-Equity Incentive Plan Compensation.” The “bonus amount paid” reflects rounding-down adjustments made by our Chief Executive Officer.

Long-Term Incentive Awards
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vests over a period determined by the Compensation Committee, as well as performance shares that vest (become nonforfeitable) upon Valero’s achievement of an objective performance goal. The Compensation Committee presently expects to make awards of performance shares, stock options, and restricted stock annually. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through stock options and restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of its peers.

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. An executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Individual Performance and Personal Objectives.” As with the annual incentive bonus, the Compensation Committee retains discretion to determine whether any award at all should be made.

The following chart illustrates the mix of awards included in the officers’ long-term incentive compensation for fiscal year 2011.
Mix of Long-Term Incentive Awards

Performance Shares
In 2011, performance shares represented 50 percent of each executive officer’s long-term incentive target on a share-count basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of challenging total stockholder return or “TSR” objectives (measured in relation to the TSR of our peers).

The performance shares awarded in 2011 are subject to vesting in three annual increments, based upon our TSR compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as follows (results are interpolated between the 25th and 75th percentiles):

Percentile TSR Rank	% of Performance Shares Earned
0% to 24th%	0%
25th% (to 49th%)	50% (to 99%)
50th% (to 74%)	100% (to 199%)
75th%	200%
For the performance shares awarded in 2011, shares not earned in a given performance period expire and are forfeited. For performance shares awarded in 2010, shares not earned in a given performance period as a result of our ranking in the 25th percentile or below can be carried forward for one additional performance period and up to 100 percent of the carried amount can still be earned, depending upon Valero’s percentile performance ranking for the subsequent period. For the performance period ended December 31, 2011, no shares of Common Stock were issued to our named executive officers because our performance criteria were not satisfied.

Stock Options and Restricted Stock
Our 2011 long-term incentive awards included an allocation of stock options and restricted stock weighted 25 percent in the form of stock options and 25 percent in the form of restricted stock, each on a share-count basis. We believe that this mix provides an appropriate balance between the pay-for-performance attributes of stock options and the equity alignment and retentive qualities of restricted shares. In addition, this mix aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

Stock options granted in 2011 vest in equal annual installments over a period of three years and expire in ten years. We believe that stock options link executives’ incentive opportunities tightly with stockholder returns, and thereby support our pay-for-performance design. Because the exercise price of options cannot be less than 100 percent of the fair market value of our Common Stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of our Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.

The shares of restricted stock awarded in 2011 vest in equal annual installments over a period of three years and contain a performance accelerator feature to provide for the potential early vesting of one-half of the restricted stock grant. The performance accelerator feature requires the closing market price per share for our Common Stock to be $40.00 or higher for five consecutive trading days, whereupon the shares then eligible for accelerated vesting will vest.

The Compensation Committee considers and grants stock options and restricted stock to our officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. The stock option and restricted stock components of our executive officers’ 2011 long-term incentive awards were granted in October 2011.

As required by our equity incentive plans, the exercise price for stock options is equal to the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of these stock options have a grant date that is equal to the date on which the options were approved by the Compensation Committee or our independent directors.

Perquisites and Other Benefits
     Perquisites
Consistent with our goal of providing total compensation and benefit opportunities that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, and annual health examination. In addition, officers are sometimes provided with tickets to sporting and other entertainment events in a de minimus amount. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage. In addition, we generally do not allow executive officers to use company aircraft for personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executive officers when executive officers are traveling on company aircraft for business purposes, such as attending a business conference at which spouses are invited and expected to attend.

Other Benefits
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or SERP, which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered in order to align with competitive practices among our peers, and thereby support recruitment and retention of critical executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year.

We have made no discretionary contributions to participants’ accounts, and currently we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contributions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under our non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation – Nonqualified Deferred Compensation.”

Severance Arrangements
We have entered into change of control agreements with each of our named executive officers. The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger-acquisition activity that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation – Potential Payments upon Termination or Change of Control.”

IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
Compensation expense for our stock-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the requisite service period of each award. For new grants that have retirement-eligibility provisions, we use the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of our stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2011.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other corporate goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. We believe that our outstanding stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Executive Compensation Clawback Policy
Under our executive compensation “clawback” policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The full text of the policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Compensation Consultant Disclosure Policy
Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The full text of the policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Stock Ownership Guidelines
Our Board, the Compensation Committee, and our executive officers recognize that ownership of Common Stock is an effective means by which to align the interests of our executive officers and directors with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our officers, as approved by the Compensation Committee and our Board, are set forth below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained.

Non-employee directors are expected to acquire and hold during their service shares of our Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. The full text of our stock ownership and retention guidelines is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Insider Trading and Speculation in Valero Stock
Our officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2011.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Avail- able for Future Issuance Under Equity Compen- sation Plans (1)
Approved by stockholders:
2011 Omnibus Stock Incentive Plan	370,025	26.30	18,498,630
2005 Omnibus Stock Incentive Plan	5,433,230	19.91	—
2001 Executive Stock Incentive Plan	872,420	13.83	—
Non-employee director stock option plan	153,000	23.14	—
Non-employee director restricted stock plan	—		8,289
Premcor non-qualified stock option plans (2)	740,608	25.03	—
Not approved by stockholders:
1997 non-qualified stock option plans	1,190,781	7.56	—
2003 All-Employee Stock Incentive Plan (3)	11,146,522	33.97	536,141
Total	19,906,586	27.11	19,043,060
Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including without limitation restricted stock and stock options.

(2)	This plan was assumed by Valero on September 1, 2005, upon our acquisition of Premcor Inc.

(3)	Officers and directors of Valero are not eligible to receive grants under this plan.

For additional information on these plans, see Note 15 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2011, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2011. We have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.

SUMMARY COMPENSATION TABLE
This table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2011, 2010, and 2009. The elements of compensation listed in the table are fully described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation ($)(7)	Total ($)
William R. Klesse,	2011	1,500,000	3,327,924	1,277,472	3,733,425	987,033	201,213	11,027,067
CEO, President, and Chairman of the Board	2010	1,500,000	4,405,197	1,222,505	2,492,000	1,273,054	210,629	11,103,385
	2009	1,500,000	4,905,200	4,306,896	—	791,410	194,725	11,698,231

Michael S. Ciskowski,	2011	750,000	1,104,705	424,057	1,368,000	1,962,944	63,287	5,672,993
EVP and CFO	2010	750,000	882,658	244,950	1,038,000	948,613	68,542	3,932,763
	2009	750,000	1,884,808	1,654,928	450,000	209,862	60,508	5,010,106

Kimberly S. Bowers,	2011	535,000	526,050	201,932	710,000	492,536	40,063	2,505,581
EVP	2010	515,000	588,439	163,300	456,000	226,607	41,721	1,991,067
	2009	494,000	688,068	604,208	200,000	90,175	39,305	2,115,756

S. Eugene Edwards,	2011	535,000	526,050	201,932	710,000	969,792	47,096	2,989,870
EVP	2010	450,000	588,439	163,300	400,000	448,374	43,036	2,093,149
	(8)

Joseph W. Gorder,	2011	535,000	657,563	252,415	710,000	437,050	59,307	2,651,335
EVP	2010	469,000	588,439	163,300	415,000	223,840	47,872	1,907,451
	2009	460,000	640,695	562,496	200,000	92,026	43,936	1,999,153

Footnotes to Summary Compensation Table:

(1)	In accordance with SEC rules, the persons listed in the table are referred to as our “named executive officers” in this proxy statement.

(2)
The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718).

(3)
See the Grants of Plan-Based Awards table for more information regarding shares of restricted stock and performance shares awarded in 2011. Additional information about the restricted stock and performance shares awarded in 2011 is disclosed in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)
See the Grants of Plan-Based Awards table for more information on stock options granted in 2011. For information about valuation assumptions for the 2011 stock option grants, refer to Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Bonus.”

(6)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the Pension Benefits Table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(7)	The amounts listed as “All Other Compensation” for 2011 are composed of these items:

Item of income (in dollars)	Klesse	Ciskowski	Bowers	Edwards	Gorder
Valero contribution to Thrift Plan account	14,700	14,700	14,700	14,700	14,700
Valero contribution to Excess Thrift Plan account	75,300	30,300	17,400	17,400	17,400
Reimbursement of club membership dues	—	6,682	—	6,098	7,389
Executive insurance premiums with respect to cash value life insurance	88,144	—	—	—	—
Imputed income - personal liability insurance	1,722	1,722	1,722	1,722	1,722
Imputed income - individual disability insurance	4,373	4,617	2,975	3,856	4,617
Imputed income - long-term disability	2,420	2,420	2,420	2,420	2,420
Imputed income - insurance (life & survivor) over $50,000	14,554	1,946	846	—	2,636
Imputed income - foreign tax	—	—	—	—	3,174
Imputed income - tax return preparation	—	900	—	900	900
Imputed income - overseas stipend	—	—	—	—	4,349
Total	201,213	63,287	40,063	47,096	59,307

(8)	Mr. Edwards was not a named executive officer for the year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards for our named executive officers in 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
William R. Klesse	n/a	(3)	—	2,250,000	4,500,000
	10/28/2011	(4)				n/a	126,525	n/a			3,327,924
	10/28/2011	(5)				—	253,050	506,100			—
	10/28/2011	(6)				n/a	126,525	n/a	26.3025	26.70	1,277,472

Michael S. Ciskowski	n/a	(3)	—	825,000	1,650,000
	10/28/2011	(4)				n/a	42,000	n/a			1,104,705
	10/28/2011	(5)				—	84,000	168,000			—
	10/28/2011	(6)				n/a	42,000	n/a	26.3025	26.70	424,057

Kimberly S. Bowers	n/a	(3)	—	428,000	856,000
	10/28/2011	(4)				n/a	20,000	n/a			526,050
	10/28/2011	(5)				—	40,000	80,000			—
	10/28/2011	(6)				n/a	20,000	n/a	26.3025	26.70	201,932

S. Eugene Edwards	n/a	(3)	—	428,000	856,000
	10/28/2011	(4)				n/a	20,000	n/a			526,050
	10/28/2011	(5)				—	40,000	80,000			—
	10/28/2011	(6)				n/a	20,000	n/a	26.3025	26.70	201,932

Joseph W. Gorder	n/a	(3)	—	428,000	856,000
	10/28/2011	(4)				n/a	25,000	n/a			657,563
	10/28/2011	(5)				—	50,000	100,000			—
	10/28/2011	(6)				n/a	25,000	n/a	26.3025	26.70	252,415
Footnotes:

(1)
Under Valero’s 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan must equal the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

Footnotes to Grants of Plan-Based Awards table (cont.):

(3)
Represents potential awards under our annual incentive bonus program. Actual amounts earned by our named executive officers for 2011 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Our annual incentive bonus program is described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Bonus.” Our named executive officer can earn from zero to 200% of their bonus target amounts depending on Valero’s realization of performance goals and measures established by the Compensation Committee.

(4)
Represents an award of shares of restricted stock. The shares vest (become nonforfeitable) annually in equal one-third increments beginning in 2012. Fifty percent of the shares are eligible (the “Eligible Shares”) for performance-accelerated vesting. Accordingly, notwithstanding the restricted shares’ regular three-year vesting schedule, to the extent any Eligible Shares have not yet vested per their regular vesting schedule, and to the extent the Eligible Shares have not been forfeited or otherwise canceled, all unvested Eligible Shares will vest automatically at the close of business on the last date of the period when the NYSE-reported closing price per share of Common Stock is $40.00 or higher for five consecutive trading days. Dividends on restricted stock are paid as and when dividends are declared and paid on our outstanding Common Stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards.”

(5)
Represents an award of performance shares. Per the awards’ terms, on a normal vesting date, officers can earn in shares of Common Stock from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. See “Compensation Discussion and Analysis – Long-Term Incentive Awards – Performance Shares.” The amounts listed above represent an award of performance shares in three tranches. The performance shares will vest annually in one-third increments in January 2013, January 2014, and January 2015. The first tranche will vest in January 2013, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2012. Under FASB ASC Topic 718 (“Topic 718”), each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under Topic 718) in 2011, and is deemed to have an expected conversion rate (probable outcome) of 0% with a fair value per share of $25.7025; thus, the reportable value of this tranche’s shares on grant date is $0 for each of the named executive officers (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2011). When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $4,336,012; $1,439,340; $685,434; $685,434; and $856,767, for Mr. Klesse, Mr. Ciskowski, Ms. Bowers, Mr. Edwards, and Mr. Gorder, respectively. The grant date (per Topic 718) for the second tranche of these performance shares is expected to occur in either the fourth quarter of 2012 or in January 2013, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is expected to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. The expected conversion rates and fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.

For performance shares awarded in 2010, the first tranche of the awards was deemed to be granted (per Topic 718) in 2010, and had an expected conversion rate of 83% and fair value per share of $18.79. The grant date (per Topic 718) for the second tranche occurred in the fourth quarter of 2011. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 50% and fair value per share of $25.7025, resulting in grant date fair values of $1,282,786; $257,025; $171,359; $171,359; and $171,359, for Mr. Klesse, Mr. Ciskowski, Ms. Bowers, Mr. Edwards, and Mr. Gorder, respectively. The grant date (per Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2012 or in January 2013, depending on actions to be taken by our Compensation Committee. The expected conversion rate and fair value of the third tranche will be determined on its Topic 718 grant date.
Shares of Common Stock were not issued in respect of performance shares for the vesting periods ending on December 31, 2010 and December 31, 2011, because the performance thresholds established by the Compensation Committee when the performance shares were initially awarded were not satisfied.

Footnotes to Grants of Plan-Based Awards table (cont.):

(6)
Represents a grant of options to purchase Common Stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2012, and will expire in 10 years from their date of grant. For information about valuation assumptions for the 2011 grants, refer to Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2011. For financial reporting purposes, the fair value of stock options must be determined using an option-pricing model such as Black-Scholes or a binomial model taking into consideration the following:

•the exercise price of the option;
•the expected life of the option;
•the current price of the underlying stock;
•the expected volatility of the underlying stock;
•the expected dividends on the underlying stock; and
•the risk-free interest rate for the expected life of the option.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2011
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William R. Klesse	108,000	—		9.825	10/29/2013	5,719	(6)	120,385	12,666	(11)	—
	68,000	—		21.355	10/21/2014	30,588	(7)	643,877	299,450	(12)	6,303,423
	446,175	—		17.11	10/16/2015	96,336	(8)	2,027,873	253,050	(13)	5,326,703
	407,850	203,925	(3)	19.415	10/15/2019	63,433	(9)	1,335,265
	49,909	99,816	(4)	18.985	11/17/2020	80,406	(10)	1,692,546
	—	126,525	(5)	26.3025	10/28/2021
Michael S. Ciskowski	46,000	—		21.355	10/21/2014	1,800	(6)	37,890	2,500	(11)	—
	160,175	—		17.11	10/16/2015	17,280	(7)	363,744	60,000	(12)	1,263,000
	156,717	78,358	(3)	19.415	10/15/2019	58,248	(8)	1,226,120	84,000	(13)	1,768,200
	10,000	20,000	(4)	18.985	11/17/2020	20,000	(9)	421,000
	—	42,000	(5)	26.3025	10/28/2021	42,000	(10)	884,100
Kimberly S. Bowers	9,600	—		9.825	10/29/2013	720	(6)	15,156	1,000	(11)	—
	9,400	—		21.355	10/21/2014	6,512	(7)	137,078	40,000	(12)	842,000
	60,375	—		17.11	10/16/2015	21,264	(8)	447,607	40,000	(13)	842,000
	57,217	28,608	(3)	19.415	10/15/2019	13,333	(9)	280,660
	6,667	13,333	(4)	18.985	11/17/2020	20,000	(10)	421,000
	—	20,000	(5)	26.3025	10/28/2021
(table with footnotes continues on the following page)

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
S. Eugene Edwards	7,560	—		21.355	10/21/2014	808	(6)	17,008	1,766	(11)	—
	52,125	—		17.11	10/16/2015	3,574	(7)	75,233	40,000	(12)	842,000
	49,800	24,900	(3)	19.415	10/15/2019	11,764	(8)	247,632	40,000	(13)	842,000
	6,667	13,333	(4)	18.985	11/17/2020	8,472	(9)	178,336
	—	20,000	(5)	26.3025	10/28/2021	12,710	(10)	267,546
Joseph W. Gorder	14,000	—		21.355	10/21/2014	1,312	(6)	27,618	1,823	(11)	—
	56,575	—		17.11	10/16/2015	6,104	(7)	128,489	40,000	(12)	842,000
	53,267	26,633	(3)	19.415	10/15/2019	19,800	(8)	416,790	50,000	(13)	1,052,500
	6,667	13,333	(4)	18.985	11/17/2020	13,333	(9)	280,660
	—	25,000	(5)	26.3025	10/28/2021	25,000	(10)	526,250
Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must equal the mean of the Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)
The assumed market values were determined using the closing market price of our Common Stock on December 30, 2011 ($21.05 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards – Performance Shares.” For performance shares that vested in January 2012, the payout value used for this column was zero because the actual performance share vesting percentage on 01/23/2012 was 0%.

(3)	The unvested portion of this award will vest on 10/15/2012.

(4)	The unvested portion of this award will vest in equal installments on 11/17/2012 and 11/17/2013.

(5)	The unvested portion of this award will vest in equal installments on 10/28/2012, 10/28/2013, and 10/28/2014.

Footnotes to Outstanding Equity Awards table (cont.):

(6)	The unvested portion of this award will vest on 10/25/2012.

(7)
The unvested portion of this award will vest in equal installments on 10/16/2012 and 10/16/2013; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above (substituting “$60.00” for the “$40.00” stated therein).

(8)
The unvested portion of this award will vest in equal installments on 10/15/2012, 10/15/2013, and 10/15/2014; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(9)
The unvested portion of this award will vest in equal installments on 11/17/2012 and 11/17/2013; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(10)
The unvested portion of this award will vest in equal installments on 10/28/2012, 10/28/2013, and 10/28/2014; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(11)
These performance shares vested on 01/23/2012 at 0%, and thus no shares of Common Stock were issued on that vesting date. The performance shares are not eligible to be carried forward for future vesting; they expired on 01/23/2012.

(12)
One-third of these performance shares vested on 01/23/2012 at 0%; no shares of Common Stock were issued on that date, but per the terms of the award, they will be carried forward and will be eligible for vesting on the next normal vesting date. The one-third “carry forward” performance shares and another one-third (regular vesting) of the listed performance shares will vest in January 2013. The final one-third will vest in January 2014. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on 12/31/2011.

(13)
These performance shares will vest in one-third increments in each of January 2013, January 2014, and January 2015. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on 12/31/2011.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2011
The following table provides information regarding the vesting of restricted stock and performance shares held by our named executive officers during 2011 on an aggregated basis. None of the officers exercised stock options during the year.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

William R. Klesse	—	—	88,496	1,800,182
Michael S. Ciskowski	—	—	41,080	937,383
Kimberly S. Bowers	—	—	18,143	412,343
S. Eugene Edwards	—	—	11,343	318,058
Joseph W. Gorder	—	—	18,552	421,060
Footnotes to Option Exercises and Stock Vested table:

(1)
Represents shares of Common Stock from the vesting of restricted shares. In 2011, no shares of Common Stock were issued with respect to vested performance shares because Valero’s performance score on 01/24/2011 was 0%.

(2)
For our “retirement eligible” officers (i.e., Mr. Klesse and Mr. Edwards), the number of shares listed represents the number of shares received by the named executive officer after deducting shares withheld (mandatory) from the vesting of restricted stock to pay the resulting tax obligation. For the other officers, the number of shares listed represents the gross number of shares received by the officer before deducting shares withheld (elective) from the vesting of restricted stock to pay the resulting tax obligation.

(3)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2011.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
William R. Klesse (1)	Pension Plan	24.92	3,823	1,210,381
	Excess Pension Plan	10.00	5,893,488	—
	SERP	10.00	1,915,299	—
Michael S. Ciskowski	Pension Plan	26.25	789,091	—
	Excess Pension Plan	26.25	3,365,046	—
	SERP	26.25	1,818,849	—
Kimberly S. Bowers	Pension Plan	14.25	310,408	—
	Excess Pension Plan	14.25	633,444	—
	SERP	14.25	398,410	—
S. Eugene Edwards	Pension Plan	29.21	949,688	—
	Excess Pension Plan	29.21	2,071,105	—
	SERP	29.21	896,360	—
Joseph W. Gorder (2)	Pension Plan	24.25	551,198	—
	Excess Pension Plan	9.67	632,698	—
	SERP	9.67	304,236	—
Footnotes to Pension Benefits table:

(1)
The 24.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (10 years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 10 years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

(2)
The 24.25 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (9.67 years), (b) the qualified pension plan of UDS (11.5 years), and (c) a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS (3.08 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 24.25 years of credited service) by the value of his lump sum settlement in 2001. The 9.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.

Present values stated in the table above were calculated using the same interest rate and mortality table we use for our financial reporting. Present values at December 31, 2011 were determined using a 5.08 percent discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the 2012 Pension Protection Act Static Annuitant Mortality Table. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined based on a 5.08 percent interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for distributions in the years 2009-2013.

Under our Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65, provided the individual is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Edwards is eligible for early retirement benefits. Mr. Klesse is eligible for normal retirement benefits.

For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service.

For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation and pay credits. After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

Years of Service	Pay Credits
Under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year treasury note rate with a minimum of 3 percent.

The Excess Pension Plan provides benefits to those employees whose pension benefits under the defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the plan, the benefit payable under the Excess Pension Plan is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

The SERP provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit payment is made in a lump sum. A participant in the SERP will vest in the SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus.

NONQUALIFIED DEFERRED COMPENSATION
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2011. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
William R. Klesse	Deferred Compensation Plan	—	—	(10,776)	—	1,616,284
	Excess Thrift Plan	—	75,300	—	—	491,795
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	501,783
	UDS Non-qualified 401(k) Plan (2)	—	—	(283,872)	—	2,695,099
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	36,485	—	606,729
Michael S. Ciskowski	Deferred Compensation Plan	—	—	(431)	—	164,325
	Excess Thrift Plan	—	30,300	—	—	265,703
Kimberly S. Bowers	Deferred Compensation Plan	—	—	2,382	—	272,781
	Excess Thrift Plan	—	17,400	—	—	76,850
S. Eugene Edwards	Deferred Compensation Plan	—	—	(25,321)	—	1,047,676
	Excess Thrift Plan	—	17,400	—	—	218,285
Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	17,400	—	—	65,653
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2011 in the Summary Compensation Table.

(2)
Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least five years after the year of the deferral election. Effective January 1, 2010, the five year period changed to three years after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment.

Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants may also elect to have their accounts distributed in one lump sum payment or in five, 10, or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Our named executive officers have change-of-control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.

When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officer’s terms of employment will not be changed adversely during the three-year period after a change of control. In addition, outstanding stock options held by the officer will vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200 percent of target. The existing agreements also entitle the officers to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code (although Valero has adopted a policy that this benefit may not be included in any future change of control agreements with executives). Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment.

For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange); or

•	approval by stockholders of the liquidation or dissolution of Valero.

In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements; or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments to our named executive officers in connection with his or her termination or a change of control of Valero. The potential payments were calculated in accordance with SEC regulations. Values in the tables assume that a change of control occurred on December 31, 2011, and that the executive officer’s employment was terminated on that date.

Under the change of control agreements, if an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the following tables.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS

Termination of Employment by the Company Other Than for
“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Klesse	Ciskowski	Bowers	Edwards	Gorder
Salary (2)	4,500,000	2,250,000	1,070,000	1,605,000	1,605,000
Bonus (2)	11,200,275	4,104,000	1,420,000	2,130,000	2,130,000
Pension, Excess Pension, and SERP	6,297,477	5,334,750	1,173,521	2,775,177	1,574,645
Contributions under Defined Contribution Plans	270,000	135,000	64,200	96,300	96,300
Health & Welfare Plan Benefits (3)	54,000	30,198	37,510	43,329	43,635
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	539,537	169,415	74,307	68,244	71,078
Accelerated Vesting of Restricted Stock (5)	5,819,946	2,932,854	1,301,500	785,754	1,379,806
Accelerated Vesting of Performance Shares (6)	23,793,489	6,167,650	3,410,100	3,442,349	3,865,748
280G Tax Gross Up (7)	15,427,933	—	2,771,591	—	3,677,121

Termination of Employment by the Company because of Death or
Disability (8) and Termination by the Executive Other Than for “Good Reason” (9) ($)

	Klesse	Ciskowski	Bowers	Edwards	Gorder
Accelerated Vesting of Stock Options (4)	539,537	169,415	74,307	68,244	71,078
Accelerated Vesting of Restricted Stock (5)	5,819,946	2,932,854	1,301,500	785,754	1,379,806
Accelerated Vesting of Performance Shares (6)	23,793,489	6,167,650	3,410,100	3,442,349	3,865,748

Continued Employment Following Change of Control (10) ($)

	Klesse	Ciskowski	Bowers	Edwards	Gorder
Salary	(10)	(10)	(10)	(10)	(10)
Bonus	(10)	(10)	(10)	(10)	(10)
Pension, Excess Pension, and SERP	(10)	(10)	(10)	(10)	(10)
Contributions under Defined Contribution Plans	(10)	(10)	(10)	(10)	(10)
Health & Welfare Plan Benefits	(10)	(10)	(10)	(10)	(10)
Accelerated Vesting of Stock Options (4)	539,537	169,415	74,307	68,244	71,078
Accelerated Vesting of Restricted Stock (5)	5,819,946	2,932,854	1,301,500	785,754	1,379,806
Accelerated Vesting of Performance Shares (6)	23,793,489	6,167,650	3,410,100	3,442,349	3,865,748
Footnotes appear on the following page.

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)
If the company terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the officer’s annual base salary (two times for Ms. Bowers) plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Ms. Bowers), and (iv) the equivalent of three years (two years for Ms. Bowers) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Ms. Bowers); and (c) up to $25,000 of outplacement services.

(2)
Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2011. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2009, 2010, or 2011 (the three years prior to the assumed change of control):

Name	Salary	Bonus
William R. Klesse	$1,500,000	$3,733,425
Michael S. Ciskowski	$750,000	$1,368,000
Kimberly S. Bowers	$535,000	$710,000
Joseph W. Gorder	$535,000	$710,000
S. Eugene Edwards	$535,000	$710,000

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Ms. Bowers) following the date of termination.

(4)
The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $21.05 (the closing price of Common Stock on the NYSE on December 30, 2011), and the options’ exercise prices, times (b) the number of option shares.

(5)
The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $21.05 (the closing price of Common Stock on the NYSE on December 30, 2011).

(6)
The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $21.05 (the closing price of Common Stock on the NYSE on December 30, 2011).

(7)
If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

(8)
If employment is terminated by reason of death or disability, then the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(9)
If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(10)
The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will vest on the date of the change of control.

DIRECTOR COMPENSATION
This table summarizes compensation paid to our directors during the year ended December 31, 2011.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ronald K. Calgaard	115,000	160,021	275,021
Jerry D. Choate	135,000	160,021	295,021
Ruben M. Escobedo	135,000	160,021	295,021
William R. Klesse	—	—	(2)
Bob Marbut	135,000	160,021	295,021
Donald L. Nickles	115,000	160,021	275,021
Philip J. Pfeiffer	—	—	(3)
Robert A. Profusek	135,000	160,021	295,021
Susan Kaufman Purcell	115,000	160,021	275,021
Stephen M. Waters	115,000	160,021	275,021
Randall J. Weisenburger	115,000	310,120	425,120
Rayford Wilkins, Jr.	115,000	310,120	425,120
Footnotes to Director Compensation table:

(1)
The amounts shown represent the grant date fair value of awards granted in 2011, computed in accordance with FASB ASC Topic 718. In 2011, each of our non-employee directors who was serving on the Board as of April 28, 2011, received a grant of 5,714 shares of restricted Common Stock. Mr. Weisenburger and Mr. Wilkins also received a grant of 6,205 shares of restricted Common Stock upon joining the Board in January 2011. Valero did not grant stock options to any director in 2011. The following table presents for each non-employee director as of December 31, 2011 (i) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (ii) the number of unvested restricted shares of Common Stock held. Mr. Klesse’s balances are stated in the “Outstanding Equity Awards” table in this proxy statement.

Name	Outstanding Stock Options	Unvested Restricted Stock
Ronald K. Calgaard	3,000	5,714
Jerry D. Choate	29,000	5,714
Ruben M. Escobedo	—	5,714
Bob Marbut	29,000	5,714
Donald L. Nickles	11,000	5,714
Robert A. Profusek	11,000	5,714
Susan Kaufman Purcell	3,000	5,714
Stephen M. Waters	10,000	13,476
Randall J. Weisenburger	—	9,850
Rayford Wilkins, Jr.	—	9,850

(2)
In 2011, William R. Klesse served as Valero’s Chairman of the Board, Chief Executive Officer, and President. In 2011, he did not receive any compensation for his service as a director. Mr. Klesse’s compensation for service as Chief Executive Officer and President is presented earlier in this proxy statement in the compensation tables for our named executive officers.

(3)	Mr. Pfeiffer was elected to the Board in 2012, and did not receive any compensation from Valero in 2011.

Our non-employee directors received a retainer fee of $115,000 in 2011. The annual retainer is paid in lieu of payments for separate meeting or committee fees. In addition to the retainer, directors who serve as chairpersons of the Audit, Compensation, and Nominating/Governance and Public Policy Committees, and

the director serving as the designated lead director, receive an additional $20,000 annually. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation (other than reimbursement of expenses) for serving as directors.
Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. On the date of each annual stockholders meeting, each non-employee director receives a grant of restricted shares of Common Stock valued at $160,000, and vesting occurs based on the number of prior grants made to the director as follows: (i) the initial grant to the director will vest (become nonforfeitable) in three equal annual installments; (ii) the second grant will vest one-third on the first anniversary of the grant date and the remaining two-thirds will fully vest on the second anniversary of the grant date; and (iii) all grants thereafter will vest 100 percent on the first anniversary of the grant date. Upon a non-employee director’s initial election to the Board, the director will receive a grant of 4,000 restricted shares of Common Stock that will vest in three equal installments. In 2007, Valero discontinued annual grants of stock options to non-employee directors. In the event of a “Change of Control” as defined in our equity plans, all unvested restricted shares of Common Stock (if any) and stock options previously granted to the non-employee directors will immediately vest or become exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
We have established a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. Our conflicts policy is published on our intranet website. We have established a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
David Wiechmann, a Valero employee, is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K because he is married to the daughter of Ruben M. Escobedo, a director of Valero. Mr. Wiechmann is not an officer of Valero, does not attend Board or Audit Committee meetings, and does not prepare reports that are presented to the Board or to the Audit Committee. The aggregate value of salary, bonus, and other benefits paid by Valero to Mr. Wiechmann in 2011 was less than $250,000 (including the dollar amount recognized for his equity awards for financial statement reporting purposes). There were no material differences in the compensation paid to any other employees who held analogous positions to Mr. Wiechmann and the compensation paid to Mr. Wiechmann.

Randall J. Weisenburger, a Valero director, is the Executive Vice President and Chief Financial Officer of Omnicom Group Inc., an advertising, marketing, and corporate communications company. During fiscal 2011, a subsidiary of Omnicom was retained by Valero to provide commercial advertising and marketing services for the Valero Texas Open golf tournament and is expected to receive not more than $500,000 per annum from Valero for commercial services. Such fees represent less than one-tenth of one percent of the consolidated revenues of Omnicom Group Inc. The Board reviewed and approved this transaction.

PROPOSAL NO. 2 –
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITOR
(Item 2 on the Proxy Card)
The Audit Committee of the Board determined on February 22, 2012, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG also served as Valero’s independent registered public accounting firm for fiscal years ended December 31, 2004, and following.

The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2012 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2012.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2012 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

KPMG FEES FOR FISCAL YEAR 2011

•
Audit Fees. The aggregate fees for fiscal year 2011 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2011 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2011 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,142,053.

•
Audit-Related Fees. The aggregate fees for fiscal year 2011 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $216,500. These fees related to the audit of Valero’s benefit plans.

•
Tax Fees. The aggregate fees for fiscal year 2011 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $9,263. These fees were for assistance with a subsidiary tax return ($900) and review of U.S. net operating losses ($8,363).

•	All Other Fees. The aggregate fees for fiscal year 2011 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

KPMG FEES FOR FISCAL YEAR 2010

•
Audit Fees. The aggregate fees for fiscal year 2010 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2010 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2010 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,508,619.

•
Audit-Related Fees. The aggregate fees for fiscal year 2010 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $216,500. These fees related to the audit of Valero’s benefit plans.

•
Tax Fees. The aggregate fees for fiscal year 2010 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $97,534. These fees were for consultation services on a state and local tax matter ($15,970), assistance to our Canadian subsidiary with customs compliance matters ($35,931), and tax advice regarding prior business combinations ($45,633).

•	All Other Fees. The aggregate fees for fiscal year 2010 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2011.
All of the services rendered by KPMG to Valero for 2011 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2011
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2011, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Members of the Audit Committee:
Ruben M. Escobedo, Chairman
Ronald K. Calgaard
Susan Kaufman Purcell
Stephen M. Waters
Randall J. Weisenburger

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3 –
APPROVE, BY NONBINDING VOTE,
COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 3 on the Proxy Card)
In 2011, the SEC began to require issuers to provide a stockholder advisory vote to approve the compensation of the issuers’ named executive officers at least once every three years. At the 2011 annual meeting of stockholders, our stockholders followed our Board’s recommendation to hold an advisory vote on executive compensation (“say-on-pay”) every year.

Accordingly, we are asking stockholders to vote to approve the compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted FOR approval of the proposal unless otherwise specified.

STOCKHOLDER PROPOSALS
We expect the following proposals to be presented by stockholders at the Annual Meeting. Following SEC rules, except for minor formatting changes, we have reprinted each proposal and its supporting statement as it was submitted by the sponsor(s) of the proposal. We assume no responsibility for the statements made by the sponsors in connection with the proposals. After review, our management and the Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST the proposals for the reasons explained below.

PROPOSAL NO. 4 – STOCKHOLDER PROPOSAL –
“DISCLOSURE OF POLITICAL CONTRIBUTIONS”
(Item 4 on the Proxy Card)
This proposal is sponsored by The Nathan Cummings Foundation. Its address and number of voting securities held will be provided to any stockholder upon request.

Resolved, the shareholders of Valero Energy Corporation (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include an accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement:
As long-term shareholders of Valero, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. Although the Company’s policy states it does not use corporate funds for political activity, it also says it “may lawfully contribute to other political committees and political organizations.” Valero does not disclose the details of this spending.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.

Valero contributed at least $6 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.) Relying on publicly available data does not, however, provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft, that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.
END OF STOCKHOLDER PROPOSAL
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BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
This proposal, in substantially the same form, was considered by Valero stockholders at last year’s annual meeting. The proposal failed to receive the support of a majority of stockholders voting on it at last year’s annual meeting.

In 2009, the Board adopted our Political Contributions Disclosures policy. Our policy, and our disclosures under that policy, are available on our website (www.valero.com) under the “Corporate Governance” tab in the “Investor Relations” section. These disclosures are updated every six months and provide detailed, itemized information regarding political contributions, categorized by state, candidate or committee, and amount. We also disclose payments to trade associations that are attributable to lobbying activities in our federal lobbying reports, which can be found on the web site of the U.S. Senate at www.senate.gov (search for “Valero Energy Corporation” as registrant name).

When adopting the Political Contributions Disclosures policy, the Board determined that it would be in the best interest of Valero and its stockholders to refrain from disclosing contributions or payments to trade associations and other tax-exempt organizations. Valero’s primary purpose in joining such groups, like the American Fuel & Petrochemical Manufacturers (formerly the National Petrochemical and Refiners Association), is not for political purposes. The Board continues to believe that our membership in trade associations that may engage in political activity is not necessarily representative of the corporate positions of Valero. We join trade associations principally for the business, technical, and industry expertise that these organizations provide, and not necessarily because we endorse some or all of their lobbying or other political activities. We monitor the appropriateness and effectiveness of the political activities that the most significant trade associations to which we belong undertake. Valero’s corporate positions do not align with all positions taken by trade associations. As a result, we believe that the additional reporting requirement sought by the proponent, over and beyond the significant initiatives that we have already put in place regarding disclosure of political contributions, would be burdensome, would result in unnecessary expense, could lead to misleading representations of our political positions, and would not provide any additional meaningful benefits to Valero’s stockholders.

Therefore, the Board recommends that you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 5 – STOCKHOLDER PROPOSAL –
“REPORT ON STEPS TAKEN TO REDUCE RISK OF ACCIDENTS”
(Item 5 on the Proxy Card)
This proposal is sponsored by the AFL-CIO Reserve Fund. Its address and number of voting securities held will be provided to any stockholder promptly upon request.
RESOLVED: Shareholders of Valero Energy Corporation (the “Company”) urge the Board of Directors (the “Board”) to prepare a report, within ninety days of the 2011 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of accidents. The report should describe the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries and other equipment.
Stockholder Supporting Statement:
The 2010 BP Deepwater Horizon explosion and oil spill in the Gulf of Mexico resulted in the largest and most costly human and environmental catastrophe in the history of the petroleum industry. Eleven workers were killed when the BP Deepwater Horizon drilling platform exploded. This was not the first major accident for BP. In 2005, an explosion at BP’s refinery in Teas City, Texas, cost the lives of 15 workers, injured 170 others and resulted in the largest fines ever levied by the Occupational, Safety and Health Administration (“OSHA”) (“BP Faces Record Fine for ’05 Refinery Explosion,” New York Times, 10/30/2009).

BP’s accidents are not unique in the petroleum industry. For example, a 2010 explosion at the Tesoro refinery in Anacortes, Washington, killed seven workers and resulted in more than six months of downtime at the 120,000 barrels per day refinery (“Tesoro Sees Anacortes at Planned Rates by mid-Nov.,” Reuters, 11/5/2010). The director of the Washington State Department of Labor and Industry stated that “The bottom line is this incident, the explosion and these deaths were preventable,” and levied an initial penalty of $2.39 million (“State Fines Tesoro $2.4 Million in Deadly Refinery Blast,” Skagit Valley Herald, 10/4/2010).

We believe that OSHA’s national emphasis program for petroleum refineries has revealed an industry-wide pattern of non-compliance with safety regulations. In the first year of this program, inspections of 14 refineries exposed 1,517 violations, including 1,489 for process safety management, prompting OSHA’s director of enforcement to declare “The state of process safety management is frankly just horrible” (“Process Safety Violations at Refineries 'Depressingly' High, OSHA Official Says,” BNA Occupational Safety and Health Reporter 8/27/2009).

Since October, 2006, OSHA has recorded a total of 59 safety violations at our Company, including 46 Process Safety Management violations. Twenty-seven of these Process Safety Management violations were cited as “serious” and 4 violations were classified as “repeat” violations.

(http://www.osha.gov/pls/imis/establishment.inspection_details?id=314326091&id=314396938&id= 312920226&id=312920192&id=311074058&id=311072169&id=311805519&id=309909828&id=312237456&id=310264221&id=310690086 ).

In our opinion, the cumulative effect of petroleum industry accidents, safety violation citations from federal and state authorities, and the public’s heightened concern for safety and environmental hazards in the petroleum industry represents a significant threat to our Company’s stock price performance. We believe that a report to shareholders on the steps our Company has taken to reduce the risk of accidents will provide transparency and increase investor confidence in our Company.

END OF STOCKHOLDER PROPOSAL
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BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
The Board acknowledges and shares the proponent’s concern for reducing the risk of accidents. The safety of our employees, our operations, and our communities is Valero’s highest priority and is our most important measure of success. We welcome stockholders and our other constituencies to learn more about Valero’s commitment to reducing the risk of accidents by visiting our website, www.valero.com (under the “environment & safety” tab), and by accessing our annual Social Responsibility Report (available on our website under the same tab). Occupational and process safety is integrated into every facet of our operations, and protecting people and the environment is a core element of our Commitment to Excellence Management System (CTEMS), our company-wide framework for operational excellence. The Board and senior management closely oversee these matters. We have established key metrics for occupational safety and process safety performance, and results are reviewed and responded to on a daily basis by our operating facilities. Performance is also formally reviewed with senior management on at least a monthly basis. In addition, we have staff at each of our refineries, ethanol plants, and in our corporate office dedicated to maintaining effective occupational and process safety programs as well as ensuring plant reliability. In addition, our performance in the area of safety is a significant factor in our annual incentive bonus program.

The depth of our commitment to occupational safety is demonstrated by the fact that our total recordable-injury rate (TRIR) has long been among the lowest in the industry. Since 2004, Valero has reduced refinery employee injury rates by 46 percent. In 2011, we achieved our second-lowest TRIR ever for refinery employees at 0.62, and we achieved our second-lowest TRIR for refinery contractors at 0.62. In 2010, we achieved our third-lowest TRIR ever for refinery employees at 0.79, and we achieved our best ever TRIR for refinery contractors at 0.59. The TRIR measures are based on incidents per 200,000 working hours (100 people working 2,000 hours per year), and they compare favorably with that of our industry peers.

We work closely with our contract work force to ensure that its members adopt the same high safety standards. For example, our Houston refinery operations have gone over two years without any employee or contractor injuries. Nine of our refineries are “Star Sites,” the highest safety recognition under the U.S. Occupational Safety and Health Administration's Voluntary Protection Program (Valero has the most Star Site refineries, representing about one-third of refinery Star Sites nationally), and our U.S. refineries have won numerous safety awards from the American Fuel & Petrochemical Manufacturers, formerly the National Petrochemical and Refiners Association. Six U.S. Valero facilities in 2011 won at least one award, and a total of twelve awards overall, from American Fuel & Petrochemical Manufacturers. These awards were based on both occupational and process safety performance.

While we are proud of our achievements, Valero is constantly working to improve. All of our facilities continuously assess their existing safety programs against the expectations defined in our CTEMS framework and establish plans to close any identified gaps. These efforts are supported by 28 technical networks we have established to organize and align resources and help our personnel share information across the enterprise to capture and manage our collective technical and organizational know-how. Network focus areas include mechanical integrity, electrical reliability, instrumentation, and rotating equipment reliability, which are all basic components of a solid process safety program. We are also deeply committed to emergency preparedness and security and have implemented comprehensive programs to help ensure effective response readiness for emergency situations, should they arise.

Because Valero already makes available pertinent information regarding the steps the company has taken to reduce the risk of accidents, we believe that the proposal’s reporting requirements are unnecessary. We believe that a separate report including operational detail as requested by the proponent would be burdensome, would result in unnecessary expense, would duplicate information already available and would not provide any additional meaningful benefits to Valero’s stockholders.

Therefore, the Board recommends that you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

MISCELLANEOUS

GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.

We post the following documents on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Executive Committee Charter

•	Nominating/Governance and Public Policy Committee Charter

•	Compensation Consultant Disclosures Policy

•	Policy on Executive Compensation in Restatement Situations

•	Political Contributions Disclosures

STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS
If you wish to submit a stockholder proposal to be included in our proxy statement for the 2013 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before November 23, 2012. Address the proposal to Valero’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2013 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2013 annual meeting of stockholders.

Our bylaws are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2011, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com in the “Investor Relations” section under “Financial Reports & SEC Filings”).

HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TX 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALERO ENERGY CORPORATION
VOTE ON DIRECTORS:
The Board of Directors recommends you vote "FOR" the following proposal:		For	Against	Abstain
1.	Elect directors to serve until the 2013 annual meeting of stockholders.
	Nominees:
	1a. Ronald K. Calgaard	0	0	0			For	Against	Abstain
	1b. Jerry D. Choate	0	0	0		1k. Randall J. Weisenburger	0	0	0
	1c. Ruben M. Escobedo	0	0	0		1l. Rayford Wilkins, Jr.	0	0	0
	1d. William R. Klesse	0	0	0	VOTE ON PROPOSALS:
	1e. Bob Marbut	0	0	0	The Board of Directors recommends you vote "FOR" the following proposals:
	1f. Donald L. Nickles	0	0	0	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.	0	0	0
	1g. Philip J. Pfeiffer	0	0	0	3.	Approve, by nonbinding vote, the 2011 compensation of our named executive officers.	0	0	0
	1h. Robert A. Profusek	0	0	0	The Board of Directors recommends you vote "AGAINST" the following proposals:
	1i. Susan Kaufman Purcell	0	0	0	4.	Vote on a stockholder proposal entitled, "Disclosure of Political Contributions."	0	0	0
	1j. Stephen M. Waters	0	0	0	5.	Vote on a stockholder proposal entitled, "Report on Steps Taken to Reduce Risk of Accidents."	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combo Document (Notice and Proxy Statement and Annual Report on Form 10-K) is available at
www.proxyvote.com.

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VALERO ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2012

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) William R. Klesse and Jay D. Browning, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 3, 2012 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, TX 78249, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side